UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

Box, Inc.

(Name of Registrant as Specified In Its Charter)

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On July 26, 2021, Box, Inc. (the “Company”) distributed a letter to stockholders in connection with the Company’s 2021 annual meeting of stockholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

Box Mails Letter to Stockholders Highlighting Superior Board Leadership and Nominees

Meaningfully Refreshed Board Overseeing Successful Execution of Strategic Plan

Box’s Nominees Outmatch Starboard’s Slate in Critical Areas

Urges Stockholders to Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees
on the BLUE Proxy Card

REDWOOD CITY, Calif. — Box, Inc. (NYSE: BOX) today announced that it is mailing a letter to stockholders in connection with its 2021 Annual Meeting of Stockholders (“Annual Meeting”) urging stockholders to vote the BLUE proxy card “FOR ALL” three of Box’s highly qualified directors standing for election – Dana Evan, Peter Leav and Aaron Levie. The Annual Meeting will be held on September 9, 2021 and Box stockholders of record as of July 12, 2021, will be entitled to vote at the meeting.

The full text follows and can be found at VoteBlueforBox.com or on the investor relations section of the company’s website.

Protect the Value of Your Investment:

Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees
On the BLUE Proxy Card Today

July 26, 2021

Dear Fellow Stockholder,

At this year’s Annual Meeting, Starboard Value is attempting to replace three of your Board’s nominees – change that is not only unnecessary but would impede the momentum underway and risk the long-term value of your investment. The Box Board of Directors is meaningfully refreshed, highly qualified and has taken action to enhance the company’s corporate governance while overseeing improved financial performance. Box today is in the strongest financial position in its history, and our Board’s nominees – Dana Evan, Peter Leav and Aaron Levie – are essential to advancing Box’s strategy, continuing our momentum and driving stockholder value.

We urge you to vote “FOR ALL” of Box’s three highly qualified director nominees – Dana Evan, Peter Leav and Aaron Levie – on the BLUE proxy card.

Your Board is Meaningfully Refreshed, Highly Qualified and Engaged

The Box Board consists of ten directors – seven of whom have been appointed to the Board over the last three years, demonstrating our commitment to refreshment and strong corporate governance. Three of these directors – Bethany Mayer, Jack Lazar and Carl Bass – were appointed in connection with the March 2020 agreement with Starboard, and John Park, Head of Americas Technology Private Equity at KKR, was appointed as part of the KKR-led investment.

Your Board includes executives with deep technology industry expertise, diverse skillsets, and proven track records driving disciplined growth, profitability, and stockholder value. Importantly, in addition to prior experience sitting on public boards, each director brings a strong history of leadership in SaaS and enterprise software, skills critical to overseeing our operations.

Your Board Has Taken Action to Enhance Box’s Corporate Governance and Oversee Improved Performance

As part of the settlement with Starboard, we formed an Operating Committee to work with management to identify and recommend opportunities for growth and margin enhancement. The Operating Committee consists of Ms. Mayer and Mr. Lazar, both of whom were approved by Starboard, as well as Kim Hammonds and Sue Barsamian, both independent directors.

Since its formation, the work of the Operating Committee, alongside management, has contributed to substantial progress across all facets of the business – strategic, operational and financial. These efforts were reflected in Box’s financial performance throughout 2020. Notably, Starboard praised the company’s progress following our first and second fiscal quarter 2021 results announced in May 2020 and August 2020, respectively.

This progress has continued to be reflected in Box’s performance through the end of fiscal 2021 and into fiscal 2022. For the fiscal year ending January 31, 2021, Box achieved revenue growth rate plus free cash flow margins of over 26%, exceeding our stated target of 25% and nearly double the results from fiscal year 2020. For the first quarter of fiscal 2022, we also achieved revenue of $202 million, a 10% increase year-over-year, an acceleration from the 8% growth delivered in the prior quarter. Further, year-to-date in 2021, Box’s share price has significantly outperformed its SaaS Peer Set1.

The Board later formed a Strategy Committee to lead a comprehensive review of strategic options. The four-person Strategy Committee includes all three directors appointed to the Board pursuant to the March 2020 settlement agreement with Starboard, as well as Dana Evan, one of the three directors up for election at the upcoming Annual Meeting.

1 SaaS Peer Set includes: 8x8, Cornerstone OnDemand, Five9, FireEye, Guidewire, HubSpot, Momentive, New Relic, Nutanix, Qualys, Solar Winds, Zendesk and Zuora

The two new directors approved by Starboard, Bethany Mayer and Jack Lazar, hold the majority of Board leadership positions and support the company’s strategic plan. Bethany Mayer was appointed Chair of the Board following the separation of the Chair and CEO roles, and Mr. Lazar and Ms. Mayer chair two of the three standing Board committees. These two directors joined the Board with an open mind towards all paths to create stockholder value. They, along with the rest of the Board, came to the conclusion that continuing to make progress executing Box’s long-term strategy, which has driven enhanced operating margins and accelerated revenue growth, is the best way to drive value for our stockholders. Not only is the support of these two directors a testament that Box is on the right path, it also speaks to the Board’s openness to incorporating refreshment at the most meaningful levels.

Dana Evan, Peter Leav and Aaron Levie Are Better Qualified Than the Starboard Candidates and Have the Expertise Needed to Advance Box’s Strategy

Each of the three Box nominees – Dana Evan, Peter Leav and Aaron Levie – have played essential roles in designing and overseeing Box’s strategy and have the expertise needed to continue to drive the company forward. Combined, Box’s nominees bring nearly seven decades of SaaS and enterprise software experience and have led multiple company sale transactions totaling tens of billions of dollars2, maximizing stockholder value.

The contrast between the qualifications of the Box slate versus Starboard’s slate is striking3:

2 Total enterprise value of transactions where Evan and Leav were on boards of directors

3 Transaction announced on April 26, 2021 and expected to close in third quarter 2021

In sharp contrast, Starboard’s nominees lack the SaaS and enterprise software experience and expertise to add any value to the Board. Starboard’s nominees, if elected, would disrupt the progress Box has made in the past year and be detrimental to stockholder value. In light of the above comparison, we urge you to use the enclosed BLUE proxy card to vote today “FOR ALL” three of Box’s director nominees.

YOUR VOTE IS IMPORTANT – HELP ENSURE BOX’S CONTINUED MOMENTUM

The current Box Board is best equipped to guide the company’s strategy, with the expertise necessary to successfully deliver Box’s vision and drive enhanced stockholder value. Do not let Starboard derail Box’s positive trajectory by replacing three critical members of our Board. We do not believe the changes to the Board proposed by Starboard are warranted or in the best interests of all stockholders. Protect the value of your investment and vote the BLUE proxy card today “FOR ALL” three of Box’s director nominees: Dana Evan, Peter Leav and Aaron Levie.

Thank you for your support,

Box Board of Directors

YOUR VOTE IS IMPORTANT!

Simply follow the easy instructions on the enclosed BLUE proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email.

Remember – please do not vote using any White proxy card you may receive from Starboard—even as a “protest vote.” Any vote on the White proxy card will revoke your prior vote on a BLUE proxy card, and only your latest-dated proxy counts.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at:

1 (877) 750-8233 (toll-free from the U.S. and Canada)

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box, Inc.

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

Certain statements contained herein contain forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements about the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase; our future financial and operating results, including expectations regarding revenues, deferred revenue, billings, remaining performance obligations, gross margins and operating income; our market opportunity, business plan and ability to effectively manage our growth; our ability to maintain an adequate rate of revenue and billings growth and our expectations regarding such growth; our ability to achieve profitability and expand or maintain positive cash flow; our ability to achieve our long-term margin objectives; our ability to grow our unrecognized revenue and remaining performance obligations; our expectations regarding our revenue mix; costs associated with defending intellectual property infringement and other claims and the frequency of such claims; our ability to attract and retain end-customers; our ability to further penetrate our existing customer base; our expectations regarding our retention rate; our ability to displace existing products in established markets; our ability to expand our leadership position as a cloud content management platform; our ability to timely and effectively scale and adapt our existing technology; our investment strategy, including our plans to further invest in our business, including investment in research and development, sales and marketing, our data center infrastructure and our professional services organization, and our ability to effectively manage such investments; our ability to expand internationally; expectations about competition and its effect in our market and our ability to compete; the effects of seasonal trends on our operating results; use of non-GAAP financial measures; our belief regarding the sufficiency of our cash, cash equivalents and our credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months; our expectations concerning relationships with third parties; our ability to attract and retain qualified employees and key personnel; our ability to realize the anticipated benefits of our partnerships with third parties; the effects of new laws, policies, taxes and regulations on our business; management’s plans, beliefs and objectives, including the importance of our brand and culture on our business; our ability to maintain, protect and enhance our brand and intellectual property; and future acquisitions of or investments in complementary companies, products, services or technologies and our ability to successfully integrate such companies or assets. These statements are based on estimates and information available to us at the time of this presentation and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 annual meeting of stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors:
Cynthia Hiponia / Elaine Gaudioso
+1 650-209-3463
ir@box.com

Or

Innisfree M&A Incorporated
Larry Miller / Jennifer Shotwell
212-750-5833

Media:
Denis Roy / Rachel Levine
+1 650-543-6926
press@box.com

Or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Dan Moore
+1 212-355-4449